FORM 10f-3	FUND:  Mitchell Hutchins Series Trust
Small
Cap Portfolio

Record of Securities Purchased Under the Fund's Rule
10f-3
Procedures


1.	Issuer:  Penstar Inc.

2.	Date of Purchase:  08-07-00	3.  Date offering
commenced:  08-08-00

3.	Underwriters from whom purchased:   Lehman
Brothers

4.	Affiliated Underwriter managing or participating
in
syndicate:  PaineWebber

5.	Aggregate principal amount or number of shares
purchased:
70 shares

6.	Aggregate principal amount or total number of
shares of
offering:  $8,400,000.00

7.	Purchase price (net of fees and expenses):  $11

8.	Initial public offering price:  $11

9.	Commission, spread or profit:  	%	$.44

10.	Have the following conditions been satisfied?
YES
NO
a.	The securities are part of an issue registered
under the Securities Act
of 1933 which is being offered to the public or are municipal securities as defined in Section 3(a)(29) of the Securities
Exchange Act of 1934.

X

b.	The securities were purchased prior to the end
of the first full
business day of the offering at not more than the initial offering price
(or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the offering terminated).

X

c.	The underwriting was a firm commitment
underwriting.
X

d.	The commission, spread or profit was reasonable
and fair in relation
to that being received by others for underwriting similar securities during the same period.

X

e.	(1)  If securities are registered under the
Securities Act of 1933, the
issuer of the securities and its predecessor have been in continuous operation for not less than three years.

X

      (2) If securities are municipal securities, the issue of securities has received an investment grade rating from a nationally recognized statistical rating organization or, if the issuer or entity supplying the revenues from which the issue is to be paid shall have been in continuous operation for less than three years
(including any
predecessor), the issue has received one of the three highest ratings from at least one such rating organization.

X

f.	The amount of such securities purchased by all
of the investment
companies advised by Mitchell Hutchins did not exceed
4% of the
principal amount of the offering or $500,000 in principal amount, whichever is greater, provided that in no event did such amount exceed 10% of the principal amount of the offering.

X

g.	The purchase price was less than 3% of the
Fund's total assets.
X

h. No Affiliated Underwriter was a direct or indirect participant in or beneficiary of the sale or, with respect to municipal securities, no purchases were designated as group sales or otherwise allocated to the account of any Affiliated Underwriter.

Note: Refer to the Rule 10f-3 Procedures for the definitions of the capitalized terms above. In particular, Affiliated
Underwriter is
defined as PaineWebber Group Inc. and any of its affiliates, including PaineWebber Incorporated. In the case of a Fund advised by a Sub-Adviser, Affiliated Underwriter shall also include any brokerage affiliate of the Sub-Adviser.


X

Approved:  /s/ Donald R. Jones 			Date:
08/08/00